UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2016

Annual General Meeting

Of Members and

Proxy Statement

White Mountains Insurance Group, Ltd. (the “Company”, “Registrant” or “WTM”) is an exempted Bermuda limited liability company whose principal businesses are conducted through its property and casualty insurance and reinsurance subsidiaries.  Within this proxy statement, the term “White Mountains” is used to refer to one or more entities within the consolidated organization, as the context requires.

White Mountains’s property and casualty insurance and reinsurance operations principally include: (1) OneBeacon Insurance Group, Ltd. (“OB” or “OneBeacon”), a 76%-owned Bermuda-based company, which through its subsidiaries offers a wide range of specialty property and casualty insurance products in the United States primarily through independent agencies, regional and national brokers, wholesalers and managing general agencies; (2) HG Global, Ltd., a Bermuda-domiciled company, which through its subsidiaries reinsures Build America Mutual Assurance Company (“BAM”), a municipal bond insurer domiciled in New York that provides insurance on bonds issued to support essential U.S. public purposes, and provided the initial capitalization of BAM through the purchase of $503 million of BAM surplus notes; and (3) White Mountains’s Other Operations segment, which includes White Mountains’s variable annuity reinsurance business, White Mountains Life Reinsurance (Bermuda) Ltd. (“Life Re Bermuda”), which is in runoff with all of its contracts maturing by June 30, 2016, and Life Re Bermuda’s U.S.-based service provider, White Mountains Financial Services LLC (collectively, “WM Life Re”), White Mountains’s ownership positions in Tranzact Holdings, LLC (together with its subsidiaries, “Tranzact”), QL Holdings, LLC (together with its subsidiaries, “MediaAlpha”) and Wobi Insurance Agency Ltd. (“Wobi”), as well as various other entities and investments. The Other Operations segment also includes Star & Shield Services LLC, Star & Shield Risk Management LLC, and Star & Shield Claims Services LLC (collectively, “Star & Shield”). Star & Shield provides management services for a fee to Star & Shield Insurance Exchange (“SSIE”), a reciprocal that is owned by its members, who are policyholders. White Mountains’s invested assets are managed by White Mountains Advisors LLC (“WM Advisors”), the Company’s wholly-owned investment management subsidiary.  For additional information on our business segments, please refer to the Form 10-K for 2015 which can be found at www.whitemountains.com.

The 2016 Annual General Meeting will be confined to a Member vote on the proposals set forth in this Proxy Statement and on such other matters properly brought before the meeting.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

NOTICE OF 2016 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 26, 2016

April 21, 2016

Notice is hereby given that the 2016 Annual General Meeting of Members of White Mountains Insurance Group, Ltd. will be held on Thursday, May 26, 2016 at 8:00 am Atlantic Time at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.  At this meeting you will be asked to consider and vote upon the following proposals:

1)	election of three directors to Class I with a term ending in 2019;

2)	election of the Board of Directors of HG Re Ltd. (“HG Re”), a wholly-owned reinsurance company organized under the laws of Bermuda;

3)	election of the Board of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. (“WMLRB”), a wholly-owned reinsurance company organized under the laws of Bermuda;

4)	election of the Board of Directors of any new designated subsidiary;

5)	election of the Board of Directors of Split Rock Insurance, Ltd. (“Split Rock”), a reinsurance company organized under the laws of Bermuda that is wholly-owned by OneBeacon Insurance Group;

6)	election of the Board of Directors of Grand Marais Capital Limited (“Grand Marais”), a reinsurance company organized under the laws of Bermuda that is wholly-owned by OneBeacon Insurance Group;

7)	election of the Board of Directors of any new designated subsidiary of OneBeacon Insurance Group;

8)	approval of amendments to the Company’s bye-laws to adopt majority voting for uncontested Director elections;

9)	approval of the advisory resolution on executive compensation;

10)	approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2016.

The Company’s audited financial statements for the year ended December 31, 2015, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Members of record of common shares on the record date, Monday, April 4, 2016, (1) who are individuals, may attend and vote at the meeting in person or by proxy or (2) that are corporations or other entities, may have their duly authorized representative attend and vote at the meeting in person or by proxy.  A list of all Members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 18, 2016 at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

All Members are invited to attend this meeting.

By Order of the Board of Directors,

Jennifer L. Pitts
Corporate Secretary

Members are invited to complete and sign the accompanying proxy card to be returned to White Mountains Insurance Group, Ltd., c/o Computershare, P.O. Box 8069, Edison, New Jersey, 08818-8069, in the envelope provided, whether or not they expect to attend the meeting.  Members may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2016 Annual General Meeting of Members (the “2016 Annual Meeting”), to be held on Thursday, May 26, 2016 at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.  The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials will be distributed to registered Members on or about April 22, 2016.

Holders of the Company’s common shares (“Members”), par value $1.00 per share, as of the close of business on Monday, April 4, 2016, the record date, are entitled to vote at the meeting.

You can ensure that your common shares are properly voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided.  Members may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.  A Member has the right to appoint another person (who need not be a Member) to represent the Member at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 37).  Every Member entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed by such Member and filed with the Corporate Secretary.  Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

Sending in a signed proxy will not affect your right to attend the meeting and vote.  If a Member attends the meeting and votes in person, his or her signed proxy is considered revoked.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, in order for your vote to be counted on any matter other than Proposal 10 (the ratification of the selection of PwC as the Company’s auditor for 2016), you must provide specific voting instructions to your broker, bank or financial institution by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet.  Voting deadlines vary by institution.  Please check with your broker, bank or other financial institution for the voting cut-off date for WTM.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company.  Please review the proxy materials and follow the instructions on the proxy card to vote your shares.  We hope you will exercise your rights and fully participate in your company’s future.

More Information Is Available

If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares.  The U.S. Securities and Exchange Commission (“SEC”) has information available on the internet at: www.sec.gov/investor/alerts/votingrules2010.htm with more information about your voting rights as a shareholder.

PROPOSAL 1 - ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”).  Each Class serves a three-year term.

At the 2016 Annual General Meeting, Messrs. Morgan W. Davis, Lowndes A. Smith and Gary C. Tolman are nominated to be elected to Class I with a term ending in 2019.

The Board recommends a vote FOR Proposal 1 which calls for the election of the 2016 nominees.

The current members of the Board and terms of each Class are set forth below:

Director	Age	Director since
Class I - Term ending in 2016*
Morgan W. Davis	65	2006
Lowndes A. Smith	76	2003
Gary C. Tolman	64	2015
Class II - Term ending in 2017
Raymond Barrette, Chairman	65	2006
Yves Brouillette	64	2007
Class III - Term ending in 2018
A. Michael Frinquelli*	74	2005
Edith E. Holiday	64	2004

* Nominated to be elected at the 2016 Annual Meeting to Class I with a term ending in 2019.

The Board is comprised of six independent directors and the Chairman/CEO.

The Board believes its members should have a diversity of skills and experience and be willing to devote adequate time and effort to Board responsibilities.  In evaluating director candidates, the Nominating and Governance Committee evaluates attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company’s business and industry, and ownership interest in the Company.  Key aspects of the directors’ experiences, qualifications and skills are included in their individual biographies.

Class I - To Be Elected to a Term Ending in 2019

Morgan W. Davis has been a director of the Company since 2006.  Mr. Davis formerly was a Managing Director of OneBeacon from 2001 to 2005 and served in a variety of capacities for subsidiaries of White Mountains from 1994 to 2001.  Prior to 1994, Mr. Davis had 21 years of experience in the insurance business, mostly at Fireman’s Fund Insurance Company and INA/Cigna.  Mr. Davis also serves as a director of OneBeacon, Endurance Specialty Holdings, where he also serves as a member of the Finance and Compensation Committees, Compare.com (formerly Inspop USA LLC), Valen Analytics, where he also serves as the Chairman of the Compensation Committee, and MediaAlpha.  Mr. Davis has extensive executive and board-level experience gained over the course of his forty-five-year career in the property and casualty insurance industry.

Lowndes A. Smith has been a director of the Company since 2003.  Mr. Smith has served as Managing Partner of Whittington Gray Associates since 2001.  Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. (1989-2001) and President and CEO of Hartford Life Insurance Company (1989-2001).  Mr. Smith serves as Chairman of the Board and a member of the Executive and Compensation Committees of OneBeacon.  Mr. Smith also served as Chairman of the Board and a member of the Audit, Compensation and Executive Committees of Symetra Financial Corporation from 2007 until its February 2016 merger with Sumitomo Life Insurance Company.  Mr. Smith has more than 40 years of experience in the insurance industry as well as broad management and financial experience.

Gary C. Tolman was appointed to the Board of Directors in June 2015. Mr. Tolman served as the President and Chief Executive Officer of Esurance, the direct-to-consumer personal auto insurance company, from 2000 until his retirement in 2015.  Mr. Tolman also served as the Chairman of the Board of Directors for Answer Financial, one of the country’s largest personal lines insurance agencies.  Prior to joining Esurance in 1999, Mr. Tolman served as the President and Treasurer of Talegen Holdings, formerly the property and casualty insurance operations of Xerox Corporation.  Before Talegen, Mr. Tolman worked at Fireman’s Fund Insurance Company for 15 years, serving in a number of capacities and leaving as Senior Vice President and Chief Financial Officer of its reinsurance company.  Mr. Tolman is on the Board of Governors of the International Tennis Hall of Fame and has also served on the boards of a number of insurance and insurance services companies during his 40-year career in the property and casualty insurance industry.

Class II - Term Ending in 2017

Raymond Barrette has served as Chairman and CEO of the Company since January 2007 and has been a director since August 2006.  He previously served as a director of the Company (2000-2005), as President and CEO of the Company (2003-2005), as CEO of OneBeacon (2001-2002), as President of the Company (2000-2001), and as Executive Vice President and Chief Financial Officer of the Company (1997-2000).  Prior to joining the Company in 1997, Mr. Barrette had 23 years of experience in the insurance business.  Mr. Barrette serves as a director of OneBeacon and BAM.  Mr. Barrette is an actuary and has significant experience in all facets of the property and casualty insurance industry.

Yves Brouillette has been a director of the Company since 2007.  He has been the President of Beluca Investment, Inc. since 2005.  Previously, Mr. Brouillette had been with ING since 1989, serving in many leadership positions at ING companies, including most recently as the CEO for ING Latin America operations in Mexico, Brazil, Chile and Peru (2002-2005).  Mr. Brouillette is a director of Intact Financial Corporation (formerly ING Canada), where he serves on the Audit and Risk Committees, and was the Chairman of the Board (2003-2007).  Mr. Brouillette is an actuary and has over 30 years of experience in the property and casualty insurance industry in North and South America.

Class III – Term Ending in 2018

A. Michael Frinquelli has been a director of the Company since June 2005.  Mr. Frinquelli is co-founder and Manager of Renaissance Fund Advisors, Inc.  Until 2004, Mr. Frinquelli was a general partner of Renaissance Executive Partners, which he co-founded in April 1997.  Prior to that, he was a managing director at Merrill Lynch and a managing director at Salomon Brothers.  Mr. Frinquelli also served as a director for Primus Financial Products, LLC, a wholly-owned subsidiary of Primus Guaranty, Ltd., from 2004 until 2010.  Mr. Frinquelli is a Chartered Financial Analyst and has extensive insurance industry expertise, serving as an insurance industry equity analyst for almost 35 years.

Edith E. Holiday has been a director of the Company since 2004.  Ms. Holiday formerly served as Operating Trustee for TWE Holdings I and II Trusts from 2002 to 2007.  Ms. Holiday was also the President, Secretary and Treasurer of Comcast TW Holdings, Inc. from 2006 to 2007.  From 1990 to 1993 Ms. Holiday served as Assistant to the President of the United States and Secretary of the Cabinet.  From 1989 to 1990 she was General Counsel to the United States Treasury Department.  Ms. Holiday also holds directorships at Canadian National Railway Company (since 2001), where she also serves on the Audit Committee, and Hess Corporation (since 1993), and is a director or trustee of 42 investment companies in the Franklin Templeton Group of Mutual Funds (since 1996).  Ms. Holiday also served as a Director for the H. J. Heinz Company (from 1995 until its sale in 2013) and RTI International Metals Inc. (from 1999 until its sale in 2015).  Ms. Holiday has extensive board-level experience across diverse industries and significant experience with the U.S. Federal government.

CORPORATE GOVERNANCE

Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company’s Members.  The Company has established Corporate Governance Guidelines that spell out its overall approach towards corporate governance.

The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to, and on behalf of, the Company.  No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2015.

The Company’s Corporate Governance Guidelines and Code of Business Conduct are available at our website, www.whitemountains.com.  These documents are available in print, free of charge, to any Member upon request.

The Board

The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management.  The primary responsibility of the Board is to oversee and review management’s performance of these functions in order to advance the long-term interests of the Company and its Members.

In fulfilling this responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its Members.  Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors.  However, it is the Board’s responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

Mr. Barrette serves as Chairman of the Board and as CEO of the Company.  The Board believes that the most effective leadership structure for the Company at the present time is for Mr. Barrette to serve in both roles.  As CEO, Mr. Barrette is effective at overseeing the complex, decentralized operations of the Company.  By virtue of his broad knowledge of the insurance industry and his long experience and track record with the Company, the Board believes Mr. Barrette is best suited to preside over the Board and set its agendas.  The Board is comprised of directors that, together, are knowledgeable and experienced in the Company’s business, and the Board is satisfied that the current structure provides strong oversight of the Company’s affairs.

At meetings of the Board, Morgan W. Davis, the Deputy Chairman, presides over a separate session of non-management directors without Company management present.

Director Independence

The Board has determined that a majority of the Company’s current directors are independent, as defined in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual.  Those directors determined to be independent are Messrs. Brouillette, Davis, Frinquelli, Smith and Tolman and Ms. Holiday.  For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company or its subsidiaries) or has only immaterial relationships with the Company.  The Company does not apply categorical standards as a basis for determining director independence.  Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

The Board notes no current relationships (other than being directors or shareholders) with Messrs. Brouillette, Frinquelli, Tolman and Smith or Ms. Holiday.  The Board notes a relationship with Mr. Davis, as disclosed herein under “Director Compensation”, that it concluded was immaterial and did not impair his independence.  In making its independence determinations, the Board considers all such relationships in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors.  Those attributes include the relative impact of the transactions to the director’s personal finances, the perceived degree of dependence by the director or the Company upon the relationship or transactions continuing in the future and whether the transactions were on terms that were reasonable and competitive.

Board Meetings and Committees; Annual Meeting Attendance

During 2015, the following meetings of the Board were held: five meetings of the full Board, eleven meetings of the Audit Committee, seven meetings of the Compensation Committee, two meetings of the Performance Compensation Subcommittee, two meetings of the Nominating and Governance Committee and four meetings of the Finance Committee.  During 2015, each director attended more than 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director); and (2) the total number of meetings held by all committees of the Board on which he or she served.  It is WTM practice that all directors are invited to and generally attend all Committee meetings.  In addition, each Committee Chair provides regular updates to the Board regarding Committee activities.

Directors are encouraged, but are not required, to attend annual meetings.  All of the Company’s directors were in attendance at the 2015 Annual General Meeting, which was held on May 28, 2015.

Committees of the Board

Nominating and Governance Committee

The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters and (4) oversee the evaluation of the Board and management.

The Nominating and Governance Committee is currently comprised of Ms. Edith Holiday (as Chairwoman) and Messrs. Brouillette, Davis and Smith.  The Board has determined that each current member of the Nominating and Governance Committee satisfies applicable NYSE requirements.

The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.whitemountains.com.  The Nominating and Governance Committee Charter is available in print, free of charge, to any Member upon request.

General Criteria and Process for Selection of Director Candidates.  In identifying and evaluating director candidates, the Nominating and Governance Committee does not set specific criteria for directors.  Under its charter, the Committee is responsible for determining desired Board skills and evaluating attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company’s business or industry and ownership interest in the Company.  In selecting director candidates, the Company seeks a diversity of skills and experience, but does not affirmatively seek diversity based on race, gender, or national origin.  Directors must be willing to devote adequate time and effort to Board responsibilities.  As set forth in the Company’s Corporate Governance Guidelines and its Charter, the Committee is responsible for recommending director candidates to the Board.

Consideration of Director Candidates Nominated by Members.  The Company has not adopted a specific policy regarding consideration of director candidates from Members.  Members who wish to recommend candidates for consideration by the Committee may submit their nominations in writing to the Corporate Secretary at the address provided in this Proxy Statement.  The Committee may consider such Member recommendations when it evaluates and recommends candidates to the Board for submission to Members at each annual general meeting.  In addition, Members may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates.  Under the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any Member entitled to vote for the election of directors (a “Qualified Member”).  A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member’s intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier, and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Qualified Members.  Each such notice shall set forth: (a) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (d) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (e) the consent of each such candidate to serve as a director of the Company if so elected.

Audit Committee

The primary purposes of the Audit Committee are to: (1) assist with Board oversight of: the integrity of the Company’s financial statements; the qualifications and independence of the independent auditors; the performance of the internal audit function and the independent auditors; and the Company’s compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; (3) approve certain related or affiliated person transactions and review disclosures thereof and (4) prepare the Audit Committee Report (which appears on page 30).  In addition, with respect to risk management, the Committee discusses with management the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.

The Audit Committee meets individually in private session with the Company’s Chief Financial Officer, Chief Actuary, General Counsel, General Auditor and the independent auditors at its quarterly meetings.

The Audit Committee is comprised of Messrs. Smith (as Chairman), Brouillette and Frinquelli and Ms. Holiday.  The Board has determined that, of the persons on the Audit Committee, at a minimum Mr. Smith meets the requirements of being an Audit Committee Financial Expert as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has also determined that each current member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.whitemountains.com.  The Audit Committee Charter is available in print, free of charge, to any Member upon request.

Compensation Committee

The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board’s responsibilities relating to the compensation of executives; (3) oversee the administration of the Company’s compensation plans (and, to the extent the Compensation Committee deems appropriate, the plans of the Company’s major subsidiaries), in particular the incentive compensation and equity-based plans and (4) review and discuss the Compensation Discussion and Analysis with management and prepare the Compensation Committee Report (which appears on page 19).

The Compensation Committee is currently comprised of Messrs. Davis (as Chairman), Frinquelli and Smith and Ms. Holiday.  The Board has determined that each current member of the Compensation Committee satisfies applicable NYSE requirements.

The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.whitemountains.com.  The Compensation Committee Charter is available in print, free of charge, to any Member upon request.

Performance Compensation Subcommittee

In February 2013, the Compensation Committee formed the Performance Compensation Subcommittee.  The Committee delegated to the Subcommittee review and approval of performance-based compensation in order to comply with Internal Revenue Code Section 162(m) (“Section 162(m)”).

The Performance Compensation Subcommittee is comprised of Messrs. Smith and Frinquelli and Ms. Holiday.

Interlocks and Insider Participation

No member of the Compensation Committee or the Performance Compensation Subcommittee was an employee of the Registrant during the last fiscal year or has served as an officer of the Registrant.

Finance Committee

The primary purposes of the Finance Committee are to: (1) formulate the Company’s (including OneBeacon’s) investment policy and investment guidelines; (2) review the performance and asset allocation of the Company’s (including OneBeacon’s) investment portfolio on a regular basis and (3) monitor the capital, debt, and corporate structure of the Company (including OneBeacon) and, in coordination with the Audit Committee, review the adequacy of risk management, including with respect to new business opportunities outside of traditional property and casualty insurance and reinsurance.  The Finance Committee is currently comprised of Messrs. Frinquelli (as Chairman), Barrette, Brouillette and Smith.

Risk Oversight

The Board, directly and through its Committees, plays an active role in the oversight of the Company’s risk management.  The subject of risk management is a recurring agenda item, for which the Board regularly receives reports from management on capital, investments, and operations, including the risks associated with each and the steps management is taking to manage those risks.  The Board also discusses with management the Company’s business strategy, risk appetite and appropriate levels of risk.

The Board’s committees are assigned oversight responsibility for particular areas of risk.  For example, the Audit Committee receives a report, at least annually, on company-wide risks which encompass operational, financial, legal, compliance and reputational risks.  The Compensation Committee oversees risk related to executive compensation plans and implementation.  The Finance Committee oversees the risks related to managing the Company’s investment portfolio.

Shareholder Communications

Members, employees and others interested in communicating directly with the Board, any of the Board’s Committees or any individual member of the Board should write to the addressee, c/o the Corporate Secretary, at the address presented under “Available Information” (which appears on page 37).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

As of April 4, 2016, there were 5,415,862 common shares outstanding.  Members of record of common shares shall be entitled to one vote per common share, provided that if, and so long as, the votes conferred by “Controlled” common shares (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding common shares of the Company, each outstanding common share comprised in such Controlled common shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

[(T divided by 10)-1] divided by C

Where: “T” is the aggregate number of votes conferred by all the outstanding common shares; and “C” is the number of votes conferred by the Controlled common shares of such person.

“Controlled” common shares in reference to any person means:

(1)     all common shares directly, indirectly, or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States; and

(2)     all common shares directly, indirectly, or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

The limitations set forth above do not apply to any Member which is a “Byrne Entity” (as defined below) for any matter submitted to the vote of Members, except with respect to the election of directors.  “Byrne Entity” means any of John J. Byrne, any foundation or trust established by John J. Byrne, Patrick Byrne, and any associate or affiliate of any of them (or any group of which any of them is a part), as defined under Section 13(d) of the United States Securities Exchange Act of 1934, as amended.

If, as a result of giving effect to the foregoing provisions or otherwise, the votes conferred by the Controlled common shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding common shares, the votes conferred by the Controlled common shares of such person shall be reduced in accordance with the foregoing provisions.  Such process shall be repeated until the votes conferred by the Controlled common shares of each person represent less than 10% of the votes conferred by all common shares.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of April 4, 2016, except as shown below.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class

Franklin Mutual Advisers, LLC 101 JFK Parkway, Short Hills, NJ 07078	1,371,078	(a)	25.3%
T. Rowe Price Associates, Inc. 100 E. Pratt St., Baltimore, MD 21202	320,030	(b)	5.9%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	306,253	(c)	5.7%

(a)         Information as of December 31, 2015, based on Schedule 13G filed with the Securities and Exchange Commission on February 2, 2016, by and on behalf of Franklin Mutual Advisers, LLC. On April 19, 2016, the Company repurchased 325,000 of these common shares. See “Transactions with Related Persons, Promoters and Certain Control Persons”.

(b)         Information as of December 31, 2015, based on Schedule 13G filed with the Securities and Exchange Commission on February 9, 2016, by and on behalf of T. Rowe Price Associates, Inc.

(c)          Information as of December 31, 2015, based on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2016, by and on behalf of The Vanguard Group.

Security Ownership of Management

The following table sets forth, as of April 4, 2016, beneficial ownership of common shares by each director, the Named Executive Officers (as defined on page 20) and all other executive officers as a group:

	Amount of Ownership

Name of Beneficial Owner	Beneficially (a)		Economically (b)

Raymond Barrette	197,663	(c)	210,487
Yves Brouillette	5,806		5,806
Reid T. Campbell	12,982		22,882
Morgan W. Davis	21,340		21,340
David T. Foy	32,997		46,122
A. Michael Frinquelli	2,241		2,241
Edith E. Holiday	1,602		1,602
Robert L. Seelig	21,930		31,705
Lowndes A. Smith	2,402		2,402
Gary C. Tolman	1,870		1,870
Allan L. Waters	21,974		26,243

All directors, Named Executive Officers and all other executive officers as a group (16 persons)	344,596		413,624

(a)

The common shares shown as beneficially owned by (1) Mr. Barrette and (2) all directors, Named Executive Officers and all other executive officers as a group represent 3.6% and 6.4% of the total common shares outstanding at April 4, 2016, respectively.  No other director or executive officer beneficially owned 1% or more of the total common shares outstanding at that date.  Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act.  Mr. Barrette has pledged 14,407 WTM common shares as collateral for a credit line of up to $5 million.

(b)

Common shares shown as economically owned (1) include common shares beneficially owned, target unearned performance share awards and performance share awards for the 2013-2015 performance cycle earned at 140% of target, and (2) exclude, in the case of Mr. Barrette, common shares in which he has no pecuniary interest.

(c)

Of the 197,663 common shares beneficially owned by Mr. Barrette, (1) 5,000 represent unvested restricted shares granted to Mr. Barrette by the Company in February 2016, (2) 125,000 represent vested but unexercised stock options and (3) 24,726 represent common shares owned by trusts or charitable foundations in which Mr. Barrette has no pecuniary interest but over which Mr. Barrette retains both voting and dispositive power. The remaining shares represent common shares over which Mr. Barrette or his wife has both voting and dispositive power.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy

Our executive compensation policies are designed with the primary goal of maximizing shareholder value over long periods of time.  We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders and encourages appropriate risk taking.  We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than entitlements (such as base salary, pensions and employee benefits).  To that end, the Compensation Committee (the “Committee”) has established base salaries and target annual bonuses for our executives that tend to be lower than those paid by comparable property and casualty insurers and reinsurers, while granting the bulk of an executive’s target compensation as long-term incentive compensation.

We generally have structured our long-term incentive compensation as performance shares, restricted shares or performance units.  At our parent company, long-term incentive compensation is typically in the form of WTM performance shares and restricted shares, which reward company-wide performance.  The number of WTM common shares earned from a grant of performance shares, which can be from 0x to 2x the target number granted, is tied to our after-tax annual growth in intrinsic business value per share (as defined by the Committee) over the performance cycle.  The market value of our shares is not included as a measure of performance but it determines the value of performance and restricted share awards.  In general, no performance shares are earned if annual growth in intrinsic business value per share is less than the risk-free rate and 200% are earned if performance exceeds the risk-free rate by twice the target spread.  We use straight-line interpolation to determine the payout percentage for results in between.  Performance shares, restricted shares and/or performance units are typically granted annually, and performance is tied to a three-year period.  Under our long-term incentive programs, at any given time an executive usually has three overlapping cycles running.  This approach avoids cliffs that could foster a short-term outlook and also serves as an effective retention tool.

In the case of our Chairman & CEO, Mr. Barrette, to induce him to rejoin the Company and to incent him as an owner, in January 2007 he was granted a package of 200,000 out-of-the-money, escalating strike price options and 35,000 restricted shares, each of which vested in annual installments over five years.  Mr. Barrette also received a tranche of 15,000 restricted shares that were structured to vest in the event of a change in control prior to January 20, 2012.  In 2010, shareholders approved modifications to Mr. Barrette’s options, which included fixing the exercise price at $742 per share and reducing the number to 125,000.  In conjunction with those changes, the Compensation Committee amended the vesting terms of the tranche of 15,000 restricted shares so that those shares time vested in three equal annual installments beginning on January 20, 2013.  Mr. Barrette currently has options to purchase 125,000 shares exercisable until January 20, 2017.  Starting with the 2013-2015 cycle, the Committee began making annual long-term incentive grants to Mr. Barrette.

Generally, the performance target for a 100% payout of performance shares has been set at 700 basis points above the risk-free rate, with the Committee often adjusting the target up or down to reflect prevailing circumstances at the time of grant.  To establish the risk-free rate, the Committee typically looks to the yield on the 10-year treasury at the beginning of the performance cycle.  For the past five years, to reflect the persistent low interest rate environment and the large amount of our capital that is undeployed, we have set the target at roughly 600 basis points above the risk-free rate.

Following OneBeacon’s initial public offering in November 2006, its long-term compensation was structured primarily in the form of OneBeacon performance shares, which reward OneBeacon’s overall performance.  In 2009, OneBeacon’s long-term incentives were re-designed with the CEO and CFO receiving about half in the form of performance units that are tied to underwriting performance and half in OneBeacon performance shares and OneBeacon restricted shares.  The number of OneBeacon common shares earned from a performance share grant, which can be from 0x to 2x the target number granted, is tied to OneBeacon’s after-tax annual growth in book value per share over the performance cycle.  The payout earned from a OneBeacon performance unit grant, which also can be from 0x to 2x the target number granted, is tied to OneBeacon’s adjusted economic combined ratio over the performance cycle.  Other OneBeacon executives received a greater proportion or all of their long-term incentives in performance units or in long-term cash awards that are tied to the results of OneBeacon’s specialty business as a whole and the executive’s individual business unit.  In 2015, OneBeacon also began denominating a portion of its long-term incentives as OneBeacon restricted shares or restricted share units.

In connection with the agreement to sell Sirius Group, no new long-term incentives were granted to its management for the 2016-2018 performance cycle.  However, prior to its sale, its long-term incentive compensation was typically in the form of performance units that rewarded Sirius’s group-wide performance.  The number of units earned at the end of the performance cycle was tied to those elements of performance for which its management had primary responsibility.  As an example, because the parent company kept responsibility for investing Sirius’s assets, in calculating performance Sirius Group was credited with a “standard” return on its investible assets.  The number of units earned could be from 0x to 2x the target number granted.  In addition, for its most senior executives, in order to better align their interests with those of our shareholders, we typically denominated a portion of their long-term incentives in WTM performance shares and/or restricted shares.

Our long-term incentive compensation programs are designed to share with management a portion of the value added above a risk-free return on our shareholders’ equity.  We take this approach because producing a rate of return equal to a risk-free rate does not add value to the capital owners put in the business–our shareholders would be better off putting their money in U.S. treasuries and avoiding entirely the risk of owning a portion of a business.  We have generally targeted sharing 13% to 17%; however, due to the significant reduction in our capital from the repurchase of 30% of our outstanding shares since 2010, we increased the targeted sharing in some recent cycles up to 20%.  This year, for the 2016-2018 cycle, we targeted sharing at 14%.  The Committee believes that this level of sharing is appropriate because we compete with private equity and hedge funds for talent and investment opportunities where such sharing is common, the Company’s value adding opportunities are not limited to the Company’s current level of capital, and we want to maintain proper incentives for further share buybacks at value adding prices.

The Committee closely monitors both target and actual value sharing.  From year-to-year when we make new long-term incentive grants, we typically adjust the target number of shares granted to individual employees to reflect the Committee’s assessment of the per share value of the Company.  In addition, we generally limit total annual share grants to employees to less than 1% of the Company’s outstanding shares.  For both the 2015-2017 and 2016-2018 cycles, we adhered to this guideline.

When making new grants, the Committee assesses the impact of different performance scenarios on the potential sharing percentage.  Further, in order to test our beliefs about the size of the awards we make and their variability, annually the Committee has reviewed and considered a systematic analysis prepared by management of the public disclosures about compensation made by other property and casualty insurers and reinsurers and of the amount and variability of compensation at those companies at differing levels of performance.  These analyses have supported the Committee’s view that our compensation programs are appropriately sized and more variable than most other insurers and reinsurers, have fewer fixed elements of compensation and perquisites, and do not lead to significant rewards for poor performance as can happen with long-term options granted with a fixed exercise price equal to the market price on the date of grant.

The Committee believes that the compensation structures that have been developed for the Company and its subsidiaries closely align the financial interests of management with those of our shareholders and encourage appropriate, but not excessive, risk taking.  In the case of Sirius Group prior to our agreement to sell it, given its exposure to catastrophic events, we utilized a catastrophe spreading mechanism with respect to both its performance units and annual bonus.  This mechanism ensured that Sirius Group was charged with at least 50% of its expected annual catastrophe losses whether or not any catastrophe losses were actually incurred.  Through this mechanism and Sirius Group’s management of its aggregate exposure to very large catastrophic events, the Company’s management and the Committee believe that Sirius Group’s incentive plans were appropriate and did not encourage excessive risk taking.

Our Compensation Process

The Committee is responsible for approving our compensation practices that affect executive officers, and it specifically approves all compensation for our executive officers and for any employee with target annual compensation in excess of $1.5 million.  Our CEO annually presents the Committee with his evaluation of our executives, their individual performances, responsibilities, and the contributions they made to the Company’s accomplishments over the past year, as well as over the last long-term incentive plan cycle and his expectations for the future and succession plans.  In connection with this evaluation, the CEO presents the Committee with his recommendations for establishing the compensation for these executives for its consideration.  The Committee assesses the performance, responsibilities, and contributions of the CEO, considers CEO succession plans, and sets the compensation of the CEO.

With the exception of significant promotions and new hires, compensation matters are usually addressed at the first meeting of the Committee each year (typically late February) following the availability of financial results for the prior year and the current year’s financial plan.  This allows us to determine the results of prior period grants and to set targets for the current year and newest long-term performance cycle.  Performance cycles for long-term compensation typically run for three years beginning on January 1st of the year of grant.

Because Mr. Davis, the Chairman of the Committee, does not satisfy certain requirements of Section 162(m) to be considered an “outside director” for purposes of that rule, the Committee formed the Performance Compensation Subcommittee (the “Subcommittee”) comprised of the other members of the Committee, each of whom met the requirements to be considered an outside director for purposes of Section 162(m).  The Subcommittee administers and approves all performance-based compensation awards in order to maintain favorable tax treatment of such awards.

Following the OneBeacon initial public offering (the “OB IPO”) in November 2006, the Committee determined that it would fully delegate to the OneBeacon Compensation Committee (the “OneBeacon Committee”) authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers of the Company.  Accordingly, compensation actions for OneBeacon personnel following the date of the OB IPO (including new annual and long-term incentives and approval of payouts on existing annual and long-term incentives) have been taken by the OneBeacon Committee (which is currently comprised of Lowndes Smith (Chair), Lois Grady and Kent Urness, who are independent directors of OneBeacon, and Mr. Barrette) and, to the extent necessary to comply with applicable regulations, a subcommittee that excludes Mr. Barrette.

Compensation for 2015

The principal elements of compensation for our executives are long-term incentive compensation, base salary, and annual incentive bonuses.

Long-Term Incentive Compensation

For the CEO and each Named Executive Officer recipient of a WTM performance share grant for the 2015-2017 performance cycle, the Committee established 8% annual growth in intrinsic business value per share as the performance target that would result in a payout of 100% of the target shares.  Annual growth of 2% or less would result in a payout of 0% and annual growth of 14% or more would result in a payout of 200%.  The targets were consistent with the Company’s compensation philosophy described above as the yield on the 10-year treasury at the beginning of 2015 was approximately 2%.  To measure growth in intrinsic business value per share, the Committee looks to growth in economic value per share (weighted 50%) and growth in adjusted GAAP book value per share (weighted 50%), in each case including dividends.

In total, the WTM performance share and restricted share grants made to all employees of the Company for the 2015-2017 performance cycle was approximately 0.9% of the then outstanding shares, within the Committee’s 1% guideline.

In addition, with respect to the 2013-2015 performance cycle which matured at the end of 2015, 8% annual growth in intrinsic business value per share (“GIBVPS”) was the performance target for a payout of 100% of the target shares.  Annual growth of 2% or less would have resulted in a payout of 0% and annual growth of 14% or more would have resulted in a payout of 200%.  At its meeting in February 2016, based on an average annual GIBVPS of 10.4% (including the effect of the sales of Sirius and Symetra), the Committee confirmed that the payout that was earned was 140% of target, subject to the closing of the Sirius sale.

CEO.  Mr. Barrette is the Chairman and CEO of the Company.  For the 2013-2015 cycle, Mr. Barrette had been granted 12,000 target performance shares.  Based on the Company’s performance over the cycle, he earned 16,800 performance shares.

After reviewing Mr. Barrette’s historical compensation, his share ownership, his existing incentives, and compensation granted to CEOs at other property and casualty (re)insurance companies, the Subcommittee determined to grant him 10,000 performance shares for the 2015-2017 performance cycle.  The grant date market value was approximately $6.6 million. The number of performance shares that will be earned will be determined after the end of 2017 based on the Company’s performance over the cycle compared to the target described above. The Committee believes that an annual long-term incentive grant to Mr. Barrette is the appropriate way to secure his continued employment with the Company and to reward him for performance going forward.

Named Executive Officers.  In the case of Messrs. Foy, Campbell, Seelig and Waters, in determining the amount of new long-term incentive compensation grants for 2015, the Committee assessed each executive’s scope of authority and ability to impact the success of the Company.  Based on the Committee’s general experience and the recommendation of the CEO, the Committee established a grant level that it believed was appropriate to reflect each such executive’s expected contribution to the Company over the next performance cycle.

David Foy.  Mr. Foy has been the CFO of the Company since 2003.  For the 2013-2015 cycle, Mr. Foy had been granted 3,375 target performance shares and 3,375 restricted shares.  Based on the Company’s performance over the cycle, he earned 4,725 performance shares.  The restricted shares vested on January 1, 2016.

For the performance cycle from 2015-2017, Mr. Foy was granted 3,000 WTM performance shares and 3,000 restricted shares.  The grant date market value was approximately $4.0 million.  The number of performance shares that will be earned will be determined after the end of 2017 based on the Company’s performance over the cycle compared to the target described above.  The restricted shares will vest on January 1, 2018, subject to Mr. Foy’s continued employment.

Reid T. Campbell.  Mr. Campbell is a Managing Director of White Mountains Capital and the President of White Mountains Advisors.  He joined the Company in 1994.  For the 2013-2015 cycle, Mr. Campbell had been granted 2,250 target performance shares and 2,250 restricted shares.  Based on the Company’s performance over the cycle, he earned 3,150 performance shares.  The restricted shares vested on January 1, 2016.

For the performance cycle from 2015-2017, Mr. Campbell was granted 2,500 WTM performance shares and 2,500 restricted shares.  The grant date market value was approximately $3.3 million.  The number of performance shares that will be earned will be determined after the end of 2017 based on the Company’s performance over the cycle compared to the target described above.  The restricted shares will vest on January 1, 2018, subject to Mr. Campbell’s continued employment.

Robert L. Seelig.  Mr. Seelig is a Managing Director and General Counsel of the Company.  He joined the Company in 2002.  For the 2013-2015 cycle, Mr. Seelig had been granted 2,250 target performance shares and 2,250 restricted shares.  Based on the Company’s performance over the cycle, he earned 3,150 performance shares.  The restricted shares vested on January 1, 2016.

For the performance cycle from 2015-2017, Mr. Seelig was granted a total of 2,500 WTM performance shares and 2,500 restricted shares.  The total grant date market value was approximately $3.3 million.  The number of performance shares that will be earned will be determined after the end of 2017 based on the Company’s performance over the cycle compared to the target described above.  The restricted shares will vest on January 1, 2018, subject to Mr. Seelig’s continued employment.

Allan Waters.  Mr. Waters has been the CEO of Sirius Group since 2007.  In addition, from time to time Mr. Waters takes on responsibility for certain projects at the Company.  For the 2013-2015 cycle, Mr. Waters had been granted 1,335 target performance shares and 1,335 restricted shares.  Based on the Company’s performance over the cycle, he earned 1,869 performance shares.  The restricted shares vested on January 1, 2016.  Based on Sirius Group’s performance for the 2013-2015 performance cycle, which was an annualized after-tax, levered underwriting return on deployed capital (“UROC”) of 10%, Mr. Waters received a payout of 144.9% of the Sirius Group units granted to him at a value of $1,448 per unit, which equaled approximately $5.5 million.

For the performance cycle from 2015-2017, Mr. Waters was granted 2,638 Sirius Group performance units, 1,200 WTM performance shares and 1,200 restricted shares.  The grant date value was approximately $5.1 million.  Under the terms of the purchase agreement relating to the sale of Sirius, Mr. Waters’s long-term incentives will remain outstanding and continue to vest.  The restricted shares will vest on January 1, 2018, subject to Mr. Waters’s continued employment at Sirius Group.  The performance target for the Sirius Group units is an annual 10% UROC, with a UROC of 3% or less resulting on no payout and a UROC of 17% or more resulting in a 200% payout.  The number of performance shares and units that will be earned will be determined after the end of 2017 based, respectively, on the Company’s and Sirius Group’s performance over the cycle compared to the targets described above.

Base Salary

We pay our executive officers salaries that we believe to be below-market.  In 2008, we limited base salaries to a maximum of $500,000.  Each of our Named Executive Officers currently receives a salary of $500,000.

Annual Incentive Bonuses

We provide annual bonus opportunities to our executive officers.  Each Named Executive Officer participates in the annual bonus pool of his respective business unit.  The aggregate bonus pool size for each business unit could range from 0% to 200% of target, depending upon performance.  Individual bonuses can vary widely around the pool average based on individual performance and no cap (other than the size of the pool) applies to any single individual.  Typically, the head of a business unit receives the average bonus percentage applicable to his business unit.

For 2015, the Named Executive Officers at the WTM level (Messrs. Barrette, Foy, Campbell and Seelig) had target annual bonuses of 75% of salary, which was unchanged from the prior year.

For Messrs. Barrette, Foy, Campbell and Seelig, their annual incentive bonuses are designed to reward company-wide performance.  Based on the Company’s performance in 2015 (including the effect of the sales of Sirius and Symetra), the Committee awarded a bonus pool of 200% of target taking into account the Company’s 18.5% growth in adjusted book value per share, 18.1% growth in economic value per share, and other items deemed relevant in the judgment of the Committee.  Among the items considered by the Committee were the Company’s sales of Sirius and Symetra, investment performance, results at Sirius and OneBeacon, the continued progress at BAM/HG Global and the closing of three new insurance services deals and a number of follow-on acquisitions.  Messrs. Barrette, Foy, Campbell and Seelig were awarded bonuses of $750,000, $750,000, $850,000 and $750,000, which represented 200%, 200%, 227% and 200% of target, subject to the closing of the Sirius sale.

For our operating subsidiaries (including for our Named Executive Officers at operating subsidiaries), we design our annual incentives to reward performance of the applicable subsidiary operating group.  Mr. Waters, who participates in the Sirius Group bonus pool, has an annual bonus target equal to 50% of base salary.

For Sirius Group, including for Mr. Waters, the performance objective was the UROC.  Based on a UROC of 10.5% compared to the target of 10%, the indicated bonus pool was 107% of target.  The Committee awarded a bonus pool of 107% of target.  As CEO, Mr. Waters received the base bonus pool percentage of 107%, or $267,857.

2016 Compensation Actions

New Long-term Incentive Grants and Annual Bonus Targets

In February 2016, the Committee and the Subcommittee made new long-term incentive grants to and established annual bonus target levels for the Named Executive Officers other than Mr. Waters (as a result of the agreement to sell Sirius Group) based on the same factors described above with respect to grants made in 2015.

The new long-term incentive grants for White Mountains executives (other than Mr. Barrette and operating company executives) were allocated 50% as performance shares and 50% as restricted shares, which was the same allocation as in 2015.  Mr. Barrette’s long-term incentive grant was made 100% as restricted shares.

The key job for the Company’s management team going forward is to appropriately deploy the proceeds from the sales of Sirius and Symetra while remaining patient.  In light of this, the Committee believes grading management’s performance will be best done using judgment at the end of the cycle rather than setting a fixed performance scale now that may or may not produce equitable results in hindsight.  Accordingly, for each Named Executive Officer recipient of a WTM performance share grant for the 2016-2018 performance cycle, the Committee elected not to set specific performance targets.  Instead, at the end of the cycle, the Committee will use its judgment to evaluate management’s performance by taking into account all facts the Committee deems relevant including the Company’s growth in intrinsic business value per share to determine the payout of the performance shares on a 0%-200% scale.  The Committee considered many other approaches, including making grants in this cycle entirely in restricted shares, but decided that the chosen approach best fit the unique circumstances of the Company.

Clawback Policy

The Company has adopted a clawback policy applicable to bonuses and long-term incentive awards.  If the Company is required to restate any financial statement included in an SEC filing as a result of an employee’s misconduct, the Board may, without prejudice to any other remedies available to the Company, seek reimbursement of any bonus or long-term incentive award received by such person that relates in whole or in part to any period for which such financial statements were restated.  If the misconduct was fraud, then in addition to other actions, the Board mandatorily will seek such reimbursement.

Other Elements of Compensation

Retirement Benefits

We have no active U.S. defined benefit pension plans.  Benefit accruals under all our U.S. qualified defined benefit pension plans and all our U.S. supplemental defined benefit pension plans were frozen for all employees in 2002.

Our Named Executive Officers who are not employees of Bermuda-domiciled entities may participate in our voluntary non-qualified deferred compensation plans whereby they may defer all or a portion of their compensation.  Investment options in these plans are those available in our 401(k) plans, including White Mountains common shares and OneBeacon common shares.  None of the investment options offered under these plans provides an above-market rate of interest.

Our employees may participate in our qualified 401(k) plans and eligible employees can participate in a qualified employee stock ownership plan.  We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

We review the perquisites that our senior management receives.  The primary perquisites include housing allowances in special circumstances and personal use of corporate aircraft.

We allow our Named Executive Officers to use our corporate aircraft from time to time for personal reasons.  The aggregate incremental cost to the Company is included, for proxy reporting purposes, as compensation to the Named Executive Officer.  For tax purposes, we comply with IRS regulations.  We do not “gross-up” our Named Executive Officers for their taxes associated with perquisites, including with respect to personal use of our aircraft.

Our Named Executive Officers also participate in our other benefit plans on the same terms as our other employees.  These plans include medical and health insurance, company paid life insurance and charitable gift matching.

Certain Board Fees

Our Named Executive Officers do not receive director fees for serving on the Company’s board of directors or for serving on the boards of directors of our wholly-owned or majority-owned subsidiaries.  However, those Named Executive Officers who serve on the boards of directors of other companies in which we have a minority interest may receive director fees.  We consider those board fees when evaluating the compensation of our Named Executive Officers.

Employment and Severance Agreements; Change in Control

In connection with the sale of Sirius Group, the buyer required that Mr. Waters enter into an employment agreement with Sirius Group in order to ensure his ongoing employment following the closing of the transaction.   However, were the sale not to have been consummated, the employment agreement would have been null and void ab initio.

Other than the employment agreement with Mr. Waters described above, we have no long-term employment agreements with our Named Executive Officers although, from time to time, we have entered into short-term arrangements with newly hired executives governing their compensation and severance during up to their first three years with the Company.  No such arrangements are in effect with any Named Executive Officers other than Mr. Waters.

At our parent company, severance benefits, if any, are determined by the Committee in its sole discretion.  At our operating subsidiaries, our Named Executive Officers participate in the severance plans, if any, generally applicable at those companies.

If any of our most senior executives were to retire, in order to enable the Company to ensure a smooth transition, to receive a non-compete/non-solicit from the executive and to retain access to valuable knowledge, talents and relationships, we generally will consider entering into a one to three year consulting agreement with the executive, which would permit the executive to earn some or all of such executive’s long-term incentive compensation then outstanding.

We have no standalone change in control agreements with our Named Executive Officers.  However, under our long-term incentive plans, if a change in control of the Company (or a business unit, as applicable) were to occur, certain events, such as involuntary or constructive employment termination or amendments to our incentive plans which are materially adverse to its participants, may cause stock options to become fully exercisable, restricted shares to become immediately vested and performance shares and performance units to become payable in full or in part.  Our plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Tax Considerations

As a Bermuda-domiciled company, we do not receive a tax deduction for compensation paid to employees of White Mountains Insurance Group, Ltd. and, accordingly, the limitation of Section 162(m) does not impact compensation paid to our Named Executive Officers who are employees of non-U.S. companies (Messrs. Barrette, Foy, Seelig and Waters).  However, in the case of Named Executive Officers who are employees of subsidiaries that are organized in the United States (Mr.  Campbell), Section 162(m) limits the deductibility of their compensation to $1,000,000 per individual to the extent that such compensation is not “performance-based” as defined in Section 162(m).  The Company is cognizant of Section 162(m) and generally seeks to structure its long-term incentive programs to permit the deductibility of the bulk of such compensation paid to these Named Executive Officers.  However, the Committee may approve compensation that will not meet the Section 162(m) requirements if, in the Committee’s judgment, structuring compensation in such manner better promotes the Company’s interests (such as with a grant of restricted shares and in the case of the grant of the 2016-2018 performance share cycle).

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Morgan W. Davis, Chairman

A. Michael Frinquelli

Edith E. Holiday

Lowndes A. Smith

Summary Compensation Table

The following table presents compensation in 2015, 2014 and 2013 for the Company’s CEO, CFO and its three other most highly compensated executive officers (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus (a) ($)	Stock Awards Granted (b) (c) ($)	Option Awards Granted ($)	Non-Equity Incentive Plan Compen- sation (d) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (e) ($)	Total ($)
Raymond Barrette	2015	500,000	750,000	6,648,900	-	-	-	230,180	8,129,080
Chairman and CEO	2014	500,000	100,000	6,200,063	-	-	-	215,666	7,015,729
	2013	500,000	500,000	6,751,200	-	-	-	245,289	7,996,489

David T. Foy	2015	500,000	750,000	3,989,340	-	-	-	140,897	5,380,237
Executive Vice President and CFO	2014	500,000	100,000	3,460,500	-	-	-	163,600	4,224,100
	2013	500,000	500,000	3,797,550	-	-	-	145,132	4,942,682

Allan L. Waters	2015	500,000	267,857	1,595,736	-	5,534,930	-	139,925	8,038,448
President and CEO of Sirius Group	2014	500,000	388,250	2,144,412	-	6,147,388	-	129,895	9,309,945
	2013	500,000	337,500	1,502,142	-	3,998,027	-	138,114	6,475,783

Reid T. Campbell	2015	500,000	850,000	3,324,450	-	-	(20,432)	30,231	4,684,249
Managing Director of	2014	490,385	200,000	2,595,375	-	-	11,772	31,942	3,329,474
White Mountains Capital, Inc.
and President of WM Advisors

Robert L. Seelig	2015	478,846	750,000	3,317,075	-	-	-	40,249	4,586,170
Managing Director and
General Counsel

(a)	Represents annual incentive bonuses earned for the years ended December 31, 2015, 2014 and 2013. See “Compensation Discussion and Analysis.”

(b)

For Mr. Barrette, the amounts represent the grant date market value of WTM performance shares granted in 2015, 2014 and 2013. For Messrs. Foy and Waters, the amounts represent the grant date market value of WTM performance shares granted in 2015, 2014 and 2013 and WTM restricted shares issued in 2015, 2014 and 2013. For Mr. Campbell, the amounts represent the grant date market value of WTM performance shares granted in 2015 and 2014 and WTM restricted shares issued in 2015 and 2014. For Mr. Seelig, the amount represents the grant date market value of WTM performance shares granted in 2015 and WTM restricted shares issued in 2015. For all Named Executive Officers, the performance share awards included in the table have a maximum payout of 200% of the shares granted and, at such level, would have a grant date fair value equal to 200% of the amounts shown in the Grants of Plan Based Awards table. See “Grants of Plan Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(c)

For Mr. Waters, the amount in 2014 includes 1,200 WTM performance shares for the 2014-2016 performance cycle that were cancelled concurrently with the issuance of an equal number of restricted shares on November 19, 2014.  Net of cancellations, the value of stock awards granted in 2014 for Mr. Waters would be $1,452,312 and the value of total compensation in 2014 would be $8,617,845.

(d)	For Mr. Waters, the amounts represent the value of Sirius Group performance units earned for the 2013-2015, 2012-2014 and 2011-2013 performance cycles.

(e)	See next table for details of All Other Compensation.

All Other Compensation

The following table presents a breakout of “All Other Compensation” included in the Summary Compensation Table for 2015, 2014 and 2013:

Name	Year	Director Fees (a) ($)	Personal use of planes (b) ($)	Restricted stock dividends ($)	401(k) match ($)	Employee stock ownership plan ($)	Profit sharing plan ($)	Total ($)
Raymond Barrette	2015	75,000	143,675	-	7,950	3,555	-	230,180
	2014	75,000	124,356	5,000	7,800	3,510	-	215,666
	2013	75,000	149,228	10,000	7,650	3,411	-	245,289

David T. Foy	2015	122,140	-	9,375	5,827	3,555	-	140,897
	2014	144,196	-	10,125	5,769	3,510	-	163,600
	2013	124,000	-	11,375	6,346	3,411	-	145,132

Allan L. Waters	2015	75,000	43,965	3,735	10,600	-	6,625	139,925
	2014	75,000	31,275	2,820	10,400	-	10,400	129,895
	2013	75,000	40,539	4,470	10,200	-	7,905	138,114

Reid T. Campbell	2015	-	11,726	7,000	7,950	3,555	-	30,231
	2014	-	13,632	7,000	7,800	3,510	-	31,942

Robert L. Seelig	2015	-	22,119	6,625	7,950	3,555	-	40,249

(a)	Amounts for Messrs. Barrette and Waters represent director fees paid by BAM. Amounts for Mr. Foy represent director fees paid by Symetra Financial Corporation.

(b)

Amounts represent the aggregate incremental cost to the Company for the use of aircraft that were not otherwise in use for business.  For Company aircraft, the incremental cost is the direct cost per hour multiplied by the number of hours of use.  For chartered flights, the incremental cost is the actual cost of the flight.

Grants of Plan-Based Awards

The following table presents grants of plan-based awards granted, except as otherwise noted, under the White Mountains Long-Term Incentive Plan (the “WTM Incentive Plan”) to the Named Executive Officers during 2015:

			Non-	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
Name	Grant Date	Type of Award	Equity Incentive Plan Awards (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (c) (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/sh)	Fair Value of Stock and Option Awards (d) ($)
Raymond Barrette	2/25/15	WTM Performance Shares	-	-	-	-	0	10,000	20,000	-	-	-	6,648,900
David T. Foy	2/25/15	WTM Performance Shares	-	-	-	-	0	3,000	6,000	-	-	-	1,994,670
	2/25/15	WTM Restricted Shares	-	-	-	-	-	-	-	3,000	-	-	1,994,670
Allan L. Waters	2/25/15	WTM Performance Shares	-	-	-	-	0	1,200	2,400	-	-	-	797,868
	2/25/15	Sirius Group Performance Units	2,638	0	3,511,178	-	-	-	-	-	-	-	-
	2/25/15	WTM Restricted Shares	-	-	-	-	-	-	-	1,200	-	-	797,868
Reid T. Campbell	2/25/15	WTM Performance Shares	-	-	-	-	0	2,500	5,000	-	-	-	1,662,225
	2/25/15	WTM Restricted Shares	-	-	-	-	-	-	-	2,500	-	-	1,662,225
Robert L. Seelig	2/25/15	WTM Performance Shares	-	-	-	-	0	2,250	4,500	-	-	-	1,496,003
	2/25/15	WTM Restricted Shares					-	-	-	2,250			1,496,003
	5/27/15	WTM Performance Shares	-	-	-	-	0	250	500	-	-	-	162,535
	5/27/15	WTM Restricted Shares	-	-	-	-	-	-	-	250	-	-	162,535

(a)

Mr. Waters was granted Sirius Group performance units for the 2015-2017 performance cycle under the Sirius Group Incentive Plan.  Each unit is initially valued at $1,000 and compounds in value based on Sirius Group’s underwriting return on deployed capital (“uroc”) during the performance period.  A uroc of 3% or less (Threshold) would result in no payout.  A uroc of 10% would result in a target payout of 100%.  A uroc of 17% or more (Maximum) would result in a 200% payout.

(b)

Messrs. Barrette, Foy, Waters, Campbell and Seelig were granted WTM performance shares for the 2015-2017 performance cycle.  Growth in WTM’s intrinsic business value per share of 2% or less (Threshold) would result in no payout.  Growth in intrinsic business value per share of 8% would result in a target payout of 100%.  Growth in intrinsic business value per share of 14% or more (Maximum) would result in a payout of 200%.

(c)	Messrs. Foy, Waters, Campbell and Seelig were granted WTM restricted shares that vest on January 1, 2018.

(d)

Represents the grant date fair value (based on a market price on the date of grant) as determined in accordance with ASC Topic 718 without regard to forfeitures.  Assuming a maximum 200% payout, the grant date fair value of the performance shares granted to Messrs. Barrette, Foy, Waters, Campbell and Seelig would be $13,297,800, $3,989,340, $1,595,736, $3,324,450 and $3,317,075.

Outstanding Equity Awards at Fiscal Year-End

The following table presents outstanding equity awards under the WTM Incentive Plan, except as otherwise noted, to the Named Executive Officers as of December 31, 2015:

		Option Awards					Stock Awards (a)(b)(c)
Name	Type of Award	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Raymond Barrette	WTM Performance Shares	-	-	-	-	-	-	-	20,750	22,390,908
	WTM Non-Qualified Options	125,000	-	-	742.00	1/20/17	-	-	-	-
David T. Foy	WTM Performance Shares	-	-	-	-	-	-	-	6,000	6,553,290
	WTM Restricted Shares	-	-	-	-	-	9,375	6,813,844	-	-
Allan L. Waters	WTM Performance Shares	-	-	-	-	-	-	-	2,400	2,621,316
	WTM Restricted Shares	-	-	-	-	-	3,735	2,714,635	-	-
Reid T. Campbell	WTM Performance Shares	-	-	-	-	-	-	-	4,750	5,278,873
	WTM Restricted Shares	-	-	-	-	-	7,000	5,087,670	-	-
Robert L. Seelig	WTM Performance Shares	-	-	-	-	-	-	-	4,625	5,187,771
	WTM Restricted Shares	-	-	-	-	-	6,875	4,996,819	-	-

(a)

Equity incentive plan awards not yet vested at December 31, 2015 for Messrs. Barrette, Foy, Waters, Campbell and Seelig include 10,000, 3,000, 1,200, 2,500 and 2,500 target WTM performance shares, respectively, for the 2015-2017 performance cycle and 10,750, 3,000, 1,200, 2,250 and 2,125 target WTM performance shares, respectively, for the 2014-2016 performance cycle.  Payout values for WTM performance shares are shown at 200% of target for the 2015-2017 performance cycle and 100% of target for the 2014-2016 performance cycle and based on the December 31, 2015 closing market price ($726.81) including dividends accrued since the grant date.

(b)

Stock awards not yet vested at December 31, 2015 for Messrs. Foy, Waters, Campbell and Seelig include 3,000, 1,200, 2,500 and 2,500 WTM restricted shares, respectively, that vest on January 1, 2018, 3,000, 1,200, 2,250 and 2,125 WTM restricted shares, respectively, that vest on January 1, 2017, and 3,375, 1,335, 2,250 and 2,250 WTM restricted shares, respectively, that vest on January 1, 2016.  Market values are based on the December 31, 2015 closing market price ($726.81).

(c)	Excludes WTM performance shares for the 2013-2015 performance cycle, which vested on December 31, 2015. See “Option Exercises and Stock Vested.”

Option Exercises and Stock Vested

The following table presents stock awards that vested in 2015 for each of the Named Executive Officers.  No option awards were exercised by the Named Executive Officers during 2015.

	Stock Awards
Name	Type of Award		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Raymond Barrette	WTM Restricted Shares	(a)	5,000	3,210,000
	WTM Performance Shares	(b)	16,800	13,602,456
David T. Foy	WTM Restricted Shares	(a)	3,750	2,362,913
	WTM Performance Shares	(b)	4,725	3,825,691
Allan L. Waters	WTM Restricted Shares	(a)	1,485	935,713
	WTM Performance Shares	(b)	1,869	1,513,273
Reid T. Campbell	WTM Restricted Shares	(a)	2,500	1,575,275
	WTM Performance Shares	(b)	3,150	2,550,461
Robert L. Seelig	WTM Restricted Shares	(a)	2,500	1,575,275
	WTM Performance Shares	(b)	3,150	2,550,461

(a)

For Mr. Barrette, the amounts represent restricted shares that vested on January 20, 2015. For Messrs. Foy, Waters and Campbell, the amounts represent WTM restricted shares that vested on January 1, 2015.

(b)

Represents 12,000, 3,375, 1,335, 2,250 and 2,250 target WTM performance shares awarded for the 2013-2015 performance cycle to Messrs. Barrette, Foy, Waters, Campbell and Seelig, respectively, which became fully vested on December 31, 2015 at 140% of target. Value realized on vesting is based on the average of the high and the low market values of common shares on April 19, 2016, as determined by the Compensation Committee, plus dividends declared since the cycle was granted in 2013.

Pension Benefits

The following table presents the present value of accumulated benefits payable as of December 31, 2015 under the OneBeacon Pension Plan and the OneBeacon Excess Plan (collectively the “OneBeacon Plans”) for the only participating Named Executive Officer.  The table includes the number of years of service credited to the Named Executive Officer, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.  The other Named Executive Officers did not participate in any defined pension plans sponsored by White Mountains.

Name	Plan Name (a)	Number of Years Credited Service (#) (b)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Reid T. Campbell	OneBeacon Plans	1.6	30,103	-

(a)	The OneBeacon Plans were frozen effective December 31, 2002. White Mountains does not sponsor any other defined benefit pension plans.

(b)	Due to the freeze, Mr. Campbell’s number of years of credited service and average annual compensation remain the same as they were on December 31, 2002.

Nonqualified Deferred Compensation

The Named Executive Officers do not participate in any nonqualified deferred compensation plans sponsored by White Mountains in 2015.

Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

In connection with the sale of Sirius Group, the buyer required that Mr. Waters enter into an employment agreement with Sirius Group in order to ensure his ongoing employment following the closing of the transaction.  However, were the sale not to have been consummated, the employment agreement would have been null and void ab initio.

Other than the employment agreement with Mr. Waters described above, we have no employment agreements with our Named Executive Officers although from time to time we have entered into short-term arrangements with newly hired executives governing their compensation and severance for a period of up to their first three years with the Company.

Long-Term Incentive Plans

Under our long-term incentive plans, certain events, such as retirement, death or disability, or the occurrence of both a change in control of the Company (or a business unit, as applicable) and an involuntary or constructive employment termination or materially adverse amendments to such plans, WTM restricted shares becoming vested and performance shares and performance units becoming payable in full or in part.  Below is a description of the payments to which each of our Named Executive Officers would be entitled assuming in each case that such events occurred on December 31, 2015.

Voluntary Termination of Employment

Had any of our Named Executive Officers voluntarily terminated their employment on December 31, 2015, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Involuntary Termination of Employment

Had any of our other Named Executive Officers been terminated without cause on December 31, 2015, their outstanding long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Retirement

Had any of our Named Executive Officers retired on December 31, 2015, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Death or Disability

Had any of our Named Executive Officers died or become disabled on December 31, 2015, they would have been entitled to pro rata vesting of their performance shares, full vesting of their restricted shares and pro rata vesting of their performance units.  Under this scenario, Messrs. Barrette, Foy, Waters, Campbell and Seelig would have been entitled to receive $19,923,813, $12,451,626, $14,538,215, $9,089,462 and $8,937,793, respectively.

For purposes of computing the amounts above, performance shares were valued at the December 31, 2015 common share closing market price ($726.81) including dividends since grant.  Restricted shares were valued at the December 31, 2015 common share closing market price.  Sirius Group performance units were valued at actual value as of December 31, 2015.  The WTM performance shares would vest pro-rated for time and at 100% of target; provided, that in the case of the 2013-2015, values are shown at actual performance of 140%.  The Sirius Group performance units, including the 2013-2015 performance cycle, would vest pro-rated for time and Sirius Group’s actual performance through the end of 2015.

Change in Control

Had both a change in control of the Company (or a business unit, as applicable) and an involuntary termination, constructive termination or materially adverse amendments to our long-term incentive plans occurred on December 31, 2015, our Named Executive Officers would have been entitled to full vesting of their performance shares at up to 200% of target, full vesting of their restricted shares and pro rata vesting of their performance units at up to 200% of target (and at not less than target).  Under this scenario, Messrs. Barrette, Foy, Waters, Campbell and Seelig would have been entitled to receive up to $47,741,055, $20,479,781, $17,525,637, $15,290,510 and $15,017,456, respectively.

For purposes of computing the amounts above, performance shares were valued at the December 31, 2015 common share closing market price ($726.81) including dividends since grant.  Restricted shares were valued at the December 31, 2015 common share closing market price.  Sirius Group performance units were valued at actual value as of September 30, 2015.  The WTM performance shares, including the 2013-2015 performance cycle, were shown at 200% of target.  The Sirius Group performance units, including the 2013-2015 performance cycle, would vest pro-rated for time and at actual performance through September 30, 2015 (but at not less than 100%).

Our long-term incentive plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Director Compensation

The following table summarizes director compensation for 2015 (for directors other than Named Executive Officers):

Director	Fees Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (c) ($)	Total ($)
Yves Brouillette	74,595	244,411	-	-	-	-	319,006
Morgan W. Davis	221,000	130,006	-	-	-	187,500	538,506
A. Michael Frinquelli	232,000	130,006	-	-	-	-	362,006
John D. Gillespie (d)	8,000	-	-	-	-	5,071	13,071
Edith E. Holiday	220,000	130,006	-	-	-	8,850	358,856
Lowndes A. Smith	296,000	130,006	-	-	-	653,434	1,079,440
Gary C. Tolman	112,000	127,212	-	-	-	-	239,212

(a)

Named Executive Officers do not receive any additional compensation for their role as a director. Except as noted, each director is provided a $100,000 annual retainer. Additional retainers in the following amounts are provided to those directors serving in the following roles: Chairman of the Audit Committee ($100,000), Deputy Chairman ($50,000), Chairman of any other Board committee ($25,000) and members of the Audit Committee ($15,000). Retainers were paid in cash except for Mr. Brouillette who received an equivalent value in common shares. Retainers relate to the twelve-month period from May 2015 through April 2016, inclusive, and are typically pro-rated for partial year service. Each director received Board and Board committee meeting fees of $4,000 per meeting when such meetings were attended in person and $2,000 per meeting when such meetings were attended by telephone.

As of May 26, 2016, meeting fees for non-management directors will be eliminated and the annual retainer will increase to $135,000.

(b)

On May 28, 2015, all non-management directors, except for Mr. Tolman, received an annual grant of 200 common shares and Mr. Brouillette received additional common shares for payment of his retainer. Upon his election to the Board on June 8, 2015, Mr. Tolman received a grant of 200 common shares. All common shares issued were valued at $650.03 per share, except for Mr. Tolman’s shares that were valued at $636.06 per share, the market prices on the dates the shares were granted.

As of May 26, 2016, each non-management will receive an annual grant of 250 common shares. The Deputy Chairman of the Board will receive an additional grant of 50 common shares.

(c)

Amount shown for Mr. Davis represents $87,000 in director compensation paid to him as a director of OneBeacon, $60,000 in fees paid to him to serve as the Company’s representative on the Board of Compare.com, $40,000 in fees paid to him as a director of MediaAlpha and $500 in matching payments from a company-sponsored charitable gift program. Amount shown for Mr. John D. Gillespie represents $5,071 for personal use of corporate aircraft (which is valued at White Mountains’s aggregate incremental operating cost). Amount shown for Ms. Holiday represents $8,850 in matching payments from a company-sponsored charitable gift program. Amount shown for Mr. Smith represents $278,500 in director compensation paid to him as Chairman of OneBeacon and $374,934 in director compensation paid to him as Chairman of Symetra Financial Corporation.

(d)

On June 30, 2015, the Company terminated its consulting agreement with Prospector and the outstanding performance shares granted to Prospector vested on a pro rata basis and at actual performance through the date of termination, which was 132.2% of target for the 7,000 performance shares from the 2013-2015 performance cycle and no payout was achieved for the 6,250 performance shares from the 2014-2016 performance cycle. The value realized on vesting was based on the average of the high and the low market values of common shares on August 26, 2015 ($704.75), the date the award was determined by the Compensation Committee, plus dividends declared during the 2013-2015 cycle, which resulted in a total payout of $5.5 million.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Prospector

Mr. John Gillespie, the founder and Managing Member of Prospector, retired from the WTM Board of Directors in May 2015.  Until June 2015, Prospector served as a discretionary adviser with respect to specified assets, primarily common equity securities and convertible fixed maturity investments, managed directly or through WM Advisors on behalf of White Mountains and other clients of WM Advisors. At that time, the investment management agreements between WM Advisors and Prospector and OneBeacon and Prospector and the Consulting Agreement described below were terminated.

Pursuant to investment management agreements with WM Advisors and OneBeacon, Prospector charged WM Advisors and OneBeacon fees based on the following schedule: 100 basis points on the first $200 million of assets under management; 50 basis points on the next $200 million; and 25 basis points on amounts over $400 million.  Under these agreements, Prospector earned $2.1 million from White Mountains and OneBeacon in total fees in 2015.  Prospector also had a separate investment management agreement with Symetra that was terminated in the fourth quarter of 2015.

Prospector also advised White Mountains on matters including capital management, asset allocation, private equity investments and mergers and acquisitions.  Pursuant to a Consulting Agreement for those services, Prospector was granted 6,250 performance shares for the 2014-2016 cycle and 7,000 performance shares for the 2013-2015 cycle.  Under the terms of the Consulting Agreement, Prospector earned a prorated portion of the outstanding performance share grants at the time of the termination of the Consulting Agreement and was paid $5.5 million in respect thereof.

Pursuant to a pre-existing revenue sharing agreement, Prospector paid White Mountains 6% of the annual revenues in excess of $500,000 of certain of Prospector’s funds in return for White Mountains having made a founding investment in 1997.  During 2015, White Mountains did not earn any fees under this revenue sharing agreement.  The agreement terminated in June 2015.

For the year ended December 31, 2015, White Mountains and OneBeacon incurred $0.4 million in management fees and $0.1 million in incentive fees, respectively, related to investments made in limited partnerships managed by Prospector.

Share Repurchases from Related Parties

During 2015, the Company repurchased shares from Franklin Mutual Advisers in two transactions.  On June 1, 2015, the Company repurchased 19,688 WTM common shares for $650.03 per share, the market price at the time the agreement was reached. On September 17, 2015, the Company repurchased 26,300 WTM common shares for $761.50, the market price at the time the agreement was reached.

On September 16, 2015, the Company repurchased 1,900 WTM common shares from Mr. Reid Campbell, President of White Mountains Advisors, for $761.50, the closing market price on such date.

On April 19, 2016, the Company repurchased 325,000 WTM common shares from Franklin Mutual Advisers for $807.00 per share, the market price at the time the agreement was reached.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Audit Committee Charter states that the Audit Committee shall approve any related or affiliated person transactions and review disclosures thereof.  In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related persons’ economic interest in the transaction.  For purposes of Audit Committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

During 2015, the Audit Committee approved all Transactions with Related Persons occurring since the beginning of the Company’s calendar year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 with respect to the common shares that may be issued under White Mountains’s existing incentive compensation plans.  Performance shares awarded under the WTM Incentive Plan are typically paid in cash, though they may be paid in the Company’s common shares at the election of the Board or a Committee of the Board.  For that reason, these plans are listed in the Equity Compensation Plan Table below.  Grants of phantom performance shares made under subsidiary incentive plans (which are payable in cash) and grants made under the OneBeacon Incentive Plan (which are payable in OneBeacon common shares) are excluded from this table.

	(1)	(2)	(3)
Plan category	Number of securities that may be issued upon exercise or vesting of outstanding options, warrants and rights at target	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders - WTM Incentive Plan:			848,168 (a)

Performance shares	106,880 (b)	$ 0

(a)

Under NYSE rules, common shares remain available for issuance when the Company pays cash or establishes deferred compensation balances in the settlement of its performance share obligations (which is typically the case) rather than issuing common shares. However, the Compensation Committee has taken a more conservative approach by counting the number of shares granted at “target” against an inventory available for grant. Under the Company’s approach, as of April 4, 2016, 124,964 common shares remained available for grant at target under the WTM Incentive Plan, which could result in up to 249,928 common shares being issued.

(b)

Represents the target amount of WTM performance shares. The number of WTM common shares earned could be 0x to 2x the target number granted and, although typically in cash, may be paid in WTM common shares at the discretion of the Compensation Committee.

AUDIT COMMITTEE REPORT

In connection with the audit of the Company’s financial statements for the year ended December 31, 2015, the Audit Committee has: (1) reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2015, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the Company’s internal control over financial reporting; (2) reviewed and discussed with PwC the matters required by Statement of Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board rules and discussed with PwC their independence.

Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2015 and 2014 (as presented herein) are compatible with maintaining their independence.  Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to the Members at the 2016 Annual Meeting.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting.  The Company’s independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with Generally Accepted Accounting Principles (“GAAP”).  In addition, PwC is responsible for expressing its opinion on the effectiveness of the Company’s internal control over financial reporting.  It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC.  In giving its recommendation to the Board, the Audit Committee has relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

The Audit Committee has established a Charter which outlines its primary duties and responsibilities.  The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.whitemountains.com.

Lowndes A. Smith, Chairman

Yves Brouillette

A. Michael Frinquelli

Edith E. Holiday

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by PwC.  Annually, the Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of the Company’s financials. All other audit, audit-related and non-audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Audit Committee, provided that any such services are authorized by the Company’s General Auditor or his/her designee and that the General Auditor makes a full report of all services pre-approved per the policy at the next regularly scheduled Committee meeting.

It is the intent of the policy to assure that PwC’s performance of audit, audit-related and non-audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services; fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit.  All services performed by PwC during 2015 and 2014 were pre-approved in accordance with the policy described above.

The services performed by PwC in 2015 and 2014 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation.  From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2015 and 2014:

	2015 (e)	2014(e)

Audit Fees (a)	$ 6,001,594	$ 5,395,456

Audit-Related Fees (b)	143,062	310,258

Tax Fees (c)	657,726	1,790,801

All Other Fees (d)	159,319	41,164

(a)          The fees in this category were for professional services rendered in connection with (1) the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q, (3) audits of the Company’s subsidiaries that are required by statute or regulation, and (4) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as comfort letters and consents.

(b)          The fees in this category were for professional services rendered in connection with (1) services related to certain transactions, (2) actuarial certifications of loss reserves and (3) other regulatory requirements.

(c)          The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(d)         The fees in this category were for (1) advisory services in connection with international regulatory requirements and (2) access to PwC’s proprietary technical research and tax filing software.

(e)          The fees reported include expense reimbursements of $565,914 and $627,052 in 2015 and 2014, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% Members are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2015.

PROPOSAL 2

ELECTION OF DIRECTORS OF

HG RE LTD.

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as HG Re, be elected by the Company’s Members.

Proposal 2 calls for the election of Messrs. Kevin Pearson (age 51, President of HG Global), Jennifer Pitts (age 50, Corporate Secretary of WTM), Christine Repasy, (age 59, General Counsel of WMA) and John Sinkus (age 50, Assistant Secretary of WTM) to the Board of Directors of HG Re.

None of the director nominees will receive any compensation for their services as a director of HG Re.

The Board recommends a vote FOR Proposal 2 which calls for the election of the director nominees of HG Re.

PROPOSAL 3

ELECTION OF DIRECTORS OF

WHITE MOUNTAINS LIFE REINSURANCE (BERMUDA) LTD.

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as WMLRB, be elected by the Company’s Members.

Proposal 3 calls for the election of Mr. Kevin Pearson and Mmes. Lysa Brown (age 40, Controller of HG Re Ltd.), Jennifer Pitts and Christine Repasy to the Board of Directors of WMLRB.

None of the director nominees will receive any compensation for their services as a director of WMLRB.

The Board recommends a vote FOR Proposal 3 which calls for the election of the director nominees of WMLRB.

PROPOSAL 4

ELECTION OF DIRECTORS OF

ANY NEW DESIGNATED SUBSIDIARY OF WTM

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company be elected by the Company’s Members.

Proposal 4 calls for the election of Messrs. Barrette, Foy and Pearson and Ms. Pitts to the Board of Directors of any new designated subsidiary that may be formed by the Company prior to the next Annual General Meeting.

None of the nominees will receive any compensation for their services as a director of any such company.

The Board recommends a vote FOR Proposal 4 which calls for the election of the director nominees of any new designated company or subsidiary.

PROPOSAL 5

ELECTION OF DIRECTORS OF
SPLIT ROCK INSURANCE, LTD.

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as Split Rock, be elected by the Company’s Members.

Proposal 5 calls for the election of Messrs. Christopher Garrod, (age 44, Director of Conyers, Dill & Pearman), Kevin Pearson and John Treacy (age 52, Chief Accounting Officer and Treasurer of OneBeacon) and Ms. Sarah Kolar (age 40, Secretary of OneBeacon) to the Board of Directors of Split Rock.

None of the director nominees will receive any compensation for their services as a director of Split Rock.

The Board recommends a vote FOR Proposal 5 which calls for the election of the director nominees of Split Rock.

PROPOSAL 6

ELECTION OF DIRECTORS OF
GRAND MARAIS CAPITAL LIMITED

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as Grand Marais, be elected by the Company’s Members.

Proposal 6 calls for the election of Mmes. Sarah Kolar and Davinia Smith (age 37, Director of Alter Domus) and Mr. Jonah Pfeffer (age 41, Managing Director of OneBeacon) to the Board of Directors of Grand Marais.

None of the director nominees will receive any compensation for their services as a director of Grand Marais.

The Board recommends a vote FOR Proposal 6 which calls for the election of the director nominees of Grand Marais.

PROPOSAL 7

ELECTION OF DIRECTORS OF

ANY NEW DESIGNATED SUBSIDIARY OF ONEBEACON

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company be elected by the Company’s Members.

Proposal 7 calls for the election of Messrs. Paul McDonough, (age 51, Chief Financial Officer of OneBeacon), Pearson and Treacy and Ms. Kolar to the Board of Directors of any new designated subsidiary of OneBeacon that may be formed by the Company prior to the next Annual General Meeting.

None of the nominees will receive any compensation for their services as a director of any such company.

The Board recommends a vote FOR Proposal 7 which calls for the election of the director nominees of any new designated company or subsidiary.

PROPOSAL 8

AMENDMENTS TO THE COMPANY’S BYE-LAWS 48 AND 81: THE ADOPTION OF MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

Proposal 8 calls for the amendment of the Company’s Bye-law 48 to incorporate majority voting in uncontested Director elections.  Under the existing Bye-laws, nominees receiving the highest number of votes up to the number of Directors to be elected, join the Board.  In theory, a nominee could be elected even if he or she received a very small number of votes.  The amendment provides that, if a Director nominee in an uncontested election receives more votes ‘against’ than votes ‘for’ his or her appointment, the Director would be required to submit his or her resignation to the Board.  The Board would then accept or decline the resignation, and if it declined, would publicly disclose its rationale for doing so.  The Board believes the amendment benefits shareholders by strengthening their role in the governance of the Company.  Proposal 8 also calls for a technical amendment of Bye-law 81 to reflect the renumbering of subclauses in amended Bye-law 48.

The form of Bye-law 48 “Voting at Meetings” as proposed to be amended follows:

1.                                    Unless a different number is otherwise expressly required by statute (without modification of these Bye-laws) or these Bye-laws, every act or decision (including any act or resolution regarding any amalgamation, scheme of arrangement, merger, consolidation or sale or transfer of assets that has been approved by the affirmative vote of at least two-thirds of the entire Board) done or made by a majority of the voting power held by the Members present in person or by proxy at a meeting duly held, at which a quorum is present, shall be regarded as the act or resolution of the Members.

2.                                    At any election of Directors, each Director shall be elected by a majority of the votes cast with respect to that Director’s election, provided, however, that (i) in a contested director election in which the number of nominees exceeds the number of Directors to be elected, the nominees receiving the highest number of votes, up to the number of Directors to be elected, shall be elected (a “Plurality Vote”); and (ii) in an uncontested election, any nominee for Director who receives less than a majority of the votes cast with respect to that nominee’s election but whose resignation is declined in accordance with this Bye-law shall have been elected by a Plurality Vote.  For purposes of this Bye-Law, a majority of the votes cast with respect to a Director’s election shall mean that the number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Director’s election (with “abstentions”, “withholds” and “broker non-votes” and other comparable absences of expression of a Member’s intentions not being counted as a vote cast either “for” or “against” that Director’s election).  If a nominee for Director receives less than a majority of the votes cast in an uncontested election, such Director shall tender his or her resignation to the Board, whereupon the Board shall, within ninety (90) days after the receipt thereof, either (i) accept the resignation of such Director, and determine a date on which such resignation will take effect within ninety (90) days of the date of such decision and make public the effective date of such resignation, or (ii) upon the vote of at least a majority of the Board (excluding any such resigning Director(s)), decline to accept such resignation and, not later than five business days thereof, make public, together with a summary of the analysis used in reaching the conclusion, the specific reasons why the Board chose not to accept the resignation and believes that decision was in the best interest of the Company.

3.                                    No Member shall be entitled to vote at any general meeting unless he or she is a Member on the record date for such meeting.

4.                                    No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes.  Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.  Notwithstanding the foregoing, however, the Chairman of the general meeting may, in his discretion, whether or not an objection has been raised, and if the Chairman considers that such action is necessary to determine accurately the vote count, defer until after the conclusion of the general meeting a decision as to the proper application of Bye-law 47 to any vote at such meeting.  If the decision has been so deferred, then the Chairman of the general meeting or, failing such decision within ninety (90) days of the general meeting, the Board, shall make such decision and such decision shall be final and conclusive.

The form of Bye-law 81, “Alteration of Bye-laws” as proposed to be amended follows:

No Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved both by a resolution of the Board and by a resolution of the Members, provided that, if under applicable law, action by the Board would be sufficient to amend a Bye-law (in the absence of this sentence), then only a resolution of the Board shall be required to amend such Bye-law.

Notwithstanding any other provision of these Bye-laws, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with the purpose or intent of, Bye-laws 10(2), 11, 15, 34, 41, 47, 48(4), 54, 55 and 81.  In addition, the affirmative vote set forth in Bye-law 80(4) shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with the purpose or intent of, Bye-law 80.  In addition, the consent of a majority of the shares held by the Byrne Entities shall be required to amend, alter, change or repeal, or adopt any provision that would adversely affect, the exemptions provided to the Byrne Entity (or its constituent members) under Bye-law 47 or 80.

The Board recommends a vote FOR Proposal 8 which calls for the amendment of the Company’s Bye-laws 48 and 81.

PROPOSAL 9

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation”.  You are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the company’s proxy statement dated April 21, 2016, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors believes that the compensation policies and practices described in the Compensation Discussion & Analysis are effective in achieving the Company’s primary goal of maximizing shareholder value over long periods of time, as well as motivating and retaining our key executives.  The compensation of our named executive officers is heavily weighted toward variable long-term compensation the value of which is tied to performance over a number of years.

We urge you to read the Compensation Discussion & Analysis, beginning on page 12 of this proxy statement, as well as the 2015 summary compensation table and related compensation tables and narrative, beginning on page 20, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board recommends a vote FOR Proposal 9 which calls for the approval of the advisory resolution on executive compensation.

PROPOSAL 10

APPROVAL OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

Subject to Member approval, the Audit Committee of the Board has appointed PwC as the Company’s independent registered public accounting firm for 2016.  Further, Members are being asked to authorize the Audit Committee to negotiate and fix the remuneration to be paid to PwC in connection with its service.  Representatives from PwC will attend the 2016 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

The Board recommends a vote FOR Proposal 10 approving the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2016.

OTHER MATTERS

Manner of Voting Proxies

Common shares represented by all valid proxies received will be voted in the manner specified in the proxies.  Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted FOR each of the proposals named earlier in this Proxy Statement.

In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment.  The Board knows of no other matters which are to be considered at the 2016 Annual Meeting.

Votes Required for Approval

With respect to the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be deemed elected.  The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2016 Annual General Meeting, in person or by proxy, provided a quorum is present.

Inspectors of Election

Computershare Trust Company, N.A., P.O. Box 43023, Providence, Rhode Island 02940-3023, has been appointed as Inspectors of Election for the 2016 Annual Meeting.  Representatives of Computershare will attend the Annual Meeting and receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail; however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview.  Solicitation costs will be paid by the Company.  Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

SEC regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each Member will continue to receive a separate proxy card.  This procedure, referred to as house-holding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs.  Those Members who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Corporate Secretary at the address presented under “Available Information” below.

Available Information

The Company is subject to the informational reporting requirements of the Exchange Act.  In accordance therewith, the Company files reports, proxy statements and other information with the SEC.  The Company will provide to any Member, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed by the Company with the SEC as well as the Charter of any of the Company’s various committees of the Board.  Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., 14 Wesley Street, 5th floor, Hamilton HM 11, Bermuda, telephone number (441) 278-3160.  Additionally, all such documents are physically available at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and are available at www.whitemountains.com shortly after such material is electronically filed with or furnished to the SEC.

Availability of Proxy Materials

Proxy materials for the 2016 Annual General Meeting, including the Chairman’s Letter, Notice of 2016 Annual General Meeting of Members and Proxy Statement, 2015 Management Report, and Form 10-K are available online for viewing and downloading at: www.edocumentview.com/wtm.

Offices of the Company

The Company’s headquarters is located at 14 Wesley Street, 5th Floor, Hamilton HM 11, Bermuda, its principal executive office is located at 80 South Main Street, Hanover, New Hampshire 03755, and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Proposals by Members for the 2017 Annual Meeting of Members

Member proposals (other than proposals nominating director candidates for which the procedures for are outlined on page 8) must be received in writing by the Secretary of the Company no later than Thursday, December 22, 2016 and must comply with the requirements of SEC Rule 14a-8 promulgated under the Securities Exchange Act in order to be considered for inclusion in the Company’s proxy statement relating to the Annual Meeting to be held in 2017.

By Order of the Board of Directors,

Jennifer L. Pitts,

Corporate Secretary

NNNNNNNNNNNN . + MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 PLEASE REFER BELOW FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. Notice of the 2016 Annual Meeting of Shareholders Raymond Barrette and Jennifer L. Pitts, or any of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2016 Annual General Meeting of Members to be held Thursday, May 26, 2016, and at any adjournment thereof. Shares represented by this proxy will be voted by the proxy holders subject to any directions indicated on the reverse of this card. If no directions are given, the proxy holders will have authority to vote FOR the Election of all director nominees (proposals 1 to 7), and FOR proposals 8, 9 and 10. In their discretion, the proxy holders are hereby authorized to vote upon such other business as may properly come before the meeting. Non-Voting Items Change of Address — Please print new address below. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED ABOVE IN THE TITLE BAR. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/WTM • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Proxies received by the internet or telephone must be received by 11:59 PM EST on May 25, 2016. + 1 U P X 02BLMA NNNNNNNNN B A Annual Meeting Proxy Card1234 5678 9012 345 IMPORTANT ANNUAL MEETING INFORMATION

. + Proposals 8. Approval of the resolution on majority voting in uncontested director elections. For Against Abstain 1. Election of Class I Directors to a term 5. Election of Directors of Split Rock Insurance, Ltd. 01 - Christopher Garrod ending in 2019. For Withhold For Withhold 01 - Morgan W. Davis 02 - Sarah Kolar 02 - Lowndes A. Smith 9. Approval of the advisory resolution on executive compensation. For Against Abstain 03 - Kevin Pearson 03 - Gary C. Tolman 04 - John Treacy 2. Election of Directors of HG Re, Ltd. For Withhold 10. Approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2016. 6. Election of Directors of Grand Marais For Against Abstain 01 - Kevin Pearson Capital Limited For Withhold 01 - Sarah Kolar 02 - Jennifer Pitts 02 - Jonah Pfeffer 03 - Christine Repasy 03 - Davinia Smith 04 - John Sinkus 3. Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. 7. Election of Directors for any new non-United States operating subsidiary of OneBeacon. For Withhold For Withhold 01 - Lysa Brown 01 - Sarah Kolar 02 - Kevin Pearson 02 - Paul McDonough 03 - Jennifer Pitts 03 - Kevin Pearson 04 - Christine Repasy 04 - John Treacy 4. Election of Directors for any new non-United States operating subsidiary of WTM. For Withhold 01 - Raymond Barrette 02 - David Foy 03 - Kevin Pearson 04 - Jennifer Pitts NNNNNNNC 1234567890 J N T 3 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 7 4 7 02BLMA C Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD.

Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD.

C Proposals

	For	Withhold
01 - Morgan W. Davis	☐	☐
02 - Lowndes A. Smith	☐	☐
03 - Gary C. Tolman	☐	☐

2. Election of Directors of HG Re, Ltd.

	For	Withhold
01 - Kevin Pearson	☐	☐
02 - Jennifer Pitts	☐	☐
03 - Christine Repasy	☐	☐
04 - John Sinkus	☐	☐

	For	Withhold
01 - Lysa Brown	☐	☐
02 - Kevin Pearson	☐	☐
03 - Jennifer Pitts	☐	☐
04 - Christine Repasy	☐	☐

5. Election of Directors of Split Rock Insurance, Ltd.

	For	Withhold
01 - Christopher Garrod	☐	☐
02 - Sarah Kolar	☐	☐
03 - Kevin Pearson	☐	☐
04 - John Treacy	☐	☐

6. Election of Directors of Grand Marais Capital Limited

	For	Withhold
01 - Sarah Kolar	☐	☐
02 - Jonah Pfeffer	☐	☐
03 - Davinia Smith	☐	☐

	For	Withhold
01 - Sarah Kolar	☐	☐
02 - Paul McDonough	☐	☐
03 - Kevin Pearson	☐	☐
04 - John Treacy	☐	☐

C 1234567890 JNT

02BLMA

NNNNNNNNNNNN . + Notice of the 2016 Annual Meeting of Shareholders Raymond Barrette and Jennifer L. Pitts, or any of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2016 Annual General Meeting of Members to be held Thursday, May 26, 2016, and at any adjournment thereof. Shares represented by this proxy will be voted by the proxy holders subject to any directions indicated on the reverse of this card. If no directions are given, the proxy holders will have authority to vote FOR the Election of all director nominees (proposals 1 to 7), and FOR proposals 8, 9 and 10. In their discretion, the proxy holders are hereby authorized to vote upon such other business as may properly come before the meeting. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02BLNA NNNNNNNNN A Annual Meeting Proxy Card IMPORTANT ANNUAL MEETING INFORMATION

. + Proposals 8. Approval of the resolution on majority voting in uncontested director elections. For Against Abstain 1. Election of Class I Directors to a term 5. Election of Directors of Split Rock Insurance, Ltd. 01 - Christopher Garrod ending in 2019. For Withhold For Withhold 01 - Morgan W. Davis 02 - Sarah Kolar 02 - Lowndes A. Smith 9. Approval of the advisory resolution on executive compensation. For Against Abstain 03 - Kevin Pearson 03 - Gary C. Tolman 04 - John Treacy 2. Election of Directors of HG Re, Ltd. For Withhold 10. Approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2016. 6. Election of Directors of Grand Marais For Against Abstain 01 - Kevin Pearson Capital Limited For Withhold 01 - Sarah Kolar 02 - Jennifer Pitts 02 - Jonah Pfeffer 03 - Christine Repasy 03 - Davinia Smith 04 - John Sinkus 3. Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. 7. Election of Directors for any new non-United States operating subsidiary of OneBeacon. For Withhold For Withhold 01 - Lysa Brown 01 - Sarah Kolar 02 - Kevin Pearson 02 - Paul McDonough 03 - Jennifer Pitts 03 - Kevin Pearson 04 - Christine Repasy 04 - John Treacy 4. Election of Directors for any new non-United States operating subsidiary of WTM. For Withhold 01 - Raymond Barrette 02 - David Foy 03 - Kevin Pearson 04 - Jennifer Pitts + 1 U P X 2 7 4 7 3 9 1 02BLNA B Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD.

Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD.

B Proposals

	For	Withhold
01 - Morgan W. Davis	☐	☐
02 - Lowndes A. Smith	☐	☐
03 - Gary C. Tolman	☐	☐

2. Election of Directors of HG Re, Ltd.

	For	Withhold
01 - Kevin Pearson	☐	☐
02 - Jennifer Pitts	☐	☐
03 - Christine Repasy	☐	☐
04 - John Sinkus	☐	☐

	For	Withhold
01 - Lysa Brown	☐	☐
02 - Kevin Pearson	☐	☐
03 - Jennifer Pitts	☐	☐
04 - Christine Repasy	☐	☐

5. Election of Directors of Split Rock Insurance, Ltd.

	For	Withhold
01 - Christopher Garrod	☐	☐
02 - Sarah Kolar	☐	☐
03 - Kevin Pearson	☐	☐
04 - John Treacy	☐	☐

6. Election of Directors of Grand Marais Capital Limited

	For	Withhold
01 - Sarah Kolar	☐	☐
02 - Jonah Pfeffer	☐	☐
03 - Davinia Smith	☐	☐

	For	Withhold
01 - Sarah Kolar	☐	☐
02 - Paul McDonough	☐	☐
03 - Kevin Pearson	☐	☐
04 - John Treacy	☐	☐

02BLNA